Exhibit 2.1

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

PURCHASE AND SALE AGREEMENT

Denton, Henderson, Hill, Hood, Johnson, Montague, Parker, Tarrant, and Wise, Counties, Texas

Subject to the terms of this agreement (this “Agreement”), EV Properties, L.P. (“Seller”), a Delaware limited partnership, agrees to sell, transfer and convey to Bedrock Production, LLC, a Texas limited liability company (“Buyer”, and collectively with Seller, the “Parties”, and each of Seller and Buyer, a “Party”), and Buyer agrees to purchase, acquire and accept, all of Seller’s right, title and interest in and to (a) the oil and gas leases more fully described on the attached Exhibit A, including, without limitation, working interests, reversionary interests, royalty interests, overriding royalty interests, net revenue interests, farmout rights, options and other rights to the leases, fee minerals in place and all other interests of any kind or character associated with such leases (collectively, the “Leases”) together with any leases that are pooled or unitized with any of the Leases and all lands covered by the Leases or such pools or units and any other lands located within the Counties of Denton, Henderson, Hill, Hood, Johnson, Montague, Parker, Tarrant, and Wise Counties, Texas, regardless of whether or not they are listed in the attached Exhibit A (the “Lands”); (b) all oil and gas wells, water wells and other wells located on or under the Leases and/or Lands, including the oil and gas wells more fully described on the attached Exhibit B and any other wells located within the Counties of Denton, Henderson, Hill, Hood, Johnson, Montague, Parker, Tarrant, and Wise Counties, Texas, regardless of whether or not they are listed in the attached Exhibit B (the “Wells”) and all hydrocarbons produced therefrom after the Effective Time; (c) all contracts affecting or associated with the Leases, Lands and Wells, including those set forth on the attached Exhibit C (excluding the Leases and Surface Rights, and any deeds of trust, mortgages, financing statements, fixture filings and security agreements, the “Contracts”); (d) all surface rights related to the Leases and Lands, including but not limited to, those set forth on the attached Exhibit D (the “Surface Rights”); (e) the associated equipment and facilities located on the Leases, Lands or Surface Rights and used primarily in connection with operations (as hereinafter defined), including all wellhead equipment, pumps, pumping units, hydrocarbon measurement facilities, compressors, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, pipe, parts, tools, telemetry devices; (f) all hydrocarbons in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time; and (g) all lease files; land files, including unrecorded agreements related thereto; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; non-confidential logs; maps; engineering data and reports; all geological and geophysical data (including all seismic data, seismic interpretations and reprocessed data) and all logs, cores and rights to access cores, interpretive data, technical evaluations and technical outputs (in each case, to the extent (A) assignable by Seller without payment of any fee unless Buyer agrees in writing to pay such fee and (B) not constituting proprietary information of Seller); and other books, records, data, files, and accounting records, in each case, to the extent related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted or prohibited by third-party agreement or applicable Law, (ii) attorney-client privileged communications and work product of Seller’s legal counsel (other than title opinions), (iii) reserve studies and evaluations, and (iv) records relating to the negotiation and consummation of the sale of the Assets pursuant to this Agreement (subject to such exclusions, the “Records”) (collectively, less and except the Excluded Assets, the “Assets”).  The purchase price for the Assets shall be Seventy Two Million Dollars ($72,000,000.00), subject to any adjustments that may be made under Section 4 (the “Purchase Price”).  Concurrently with the execution of this Agreement, Buyer, Seller and Wells Fargo, N.A. (the “Escrow Agent”) shall enter into that certain Escrow Agreement (the “Escrow Agreement”) of even date herewith and Buyer shall deposit into the Escrow Account contemplated by the Escrow Agreement, via wire transfer of immediately available funds, the sum of Seven Million Two

Hundred Thousand Dollars ($7,200,000.00) representing ten percent (10%) of the unadjusted Purchase Price (such amount, the “Deposit”).  If the Closing (as hereinafter defined) occurs, the Deposit (plus any interest earned thereon) shall be applied as a credit toward the Purchase Price at Closing.  In the event this Agreement is terminated by Buyer or Seller in accordance with the terms of this Agreement, the Parties shall cause the Escrow Agent to pay the Deposit to Buyer or Seller in accordance with Section 20(b).

The sale contemplated in this Agreement is subject to the following terms and conditions:

1.          Effective Time.  The effective time of the purchase of the Assets shall be 12:01 a.m. Central Time on April 1, 2019 (the “Effective Time”).

2.          Excluded Assets.  Seller shall reserve and retain the following “Excluded Assets”: (a) all of Seller’s corporate minute books and corporate financial records that relate to Seller’s business generally; (b) all trade credits, all accounts, receivables, if any, and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) all claims, causes of action, manufacturers’ and contractors’ warranties and other rights of Seller arising under or with respect to (i) any Assets that are attributable to periods of time prior to the Effective Time including claims for adjustments or refunds, and (ii) any other Excluded Assets; (d) all hydrocarbons produced from the Assets with respect to all periods prior to the Effective Time, other than those hydrocarbons produced from or allocated to the Assets and in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time, subject to the Purchase Price adjustment described in Section 4; (e) all personal computers, network equipment and associated peripherals; (f) all trucks, cars and vehicles; (g) all master services agreements or similar contracts; (h) all easements, rights-of-way, surface rights, equipment, pipe and inventory (in each case, whether located on or off the Lands or Lands pooled or unitized therewith) not used solely in connection with the ownership of the Assets (other than any surface rights granted under any of the Leases); (i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all documents and instruments and other data or information of Seller that may be protected by an attorney-client privilege; (k) all documents and instruments and other data or information that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties; (l) all audit rights arising under any of the Contracts or otherwise with respect to (i) any period prior to the Effective Time, with respect to the Assets or (ii) any of the other Excluded Assets; (m) all claims of Seller or any of its affiliates for refunds of, rights to receive funds from any governmental entities, or loss carry forwards or credits with respect to (i) any and all income or franchise Taxes imposed by any applicable law on, or allocable to, Seller or any of its affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, (ii) any and all Asset Taxes allocable to Seller pursuant to Section 19, (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, and (iv) any and all other Taxes imposed on or with respect to the ownership of the Assets for any Tax period (or portion thereof) ending before the Effective Time; (n) original copies of the Records; and (o) any assets set forth on Exhibit F.

3.          Allocated Values.  The “Allocated Value” for each Well shall be agreed upon by Buyer and Seller and shall be set forth on Exhibit B.

4.          Purchase Price Adjustments.

(a)         Following Closing, Buyer shall be entitled to all revenues, production, proceeds, income and products from or attributable to the Assets from and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all costs and expenses attributable to the Assets and incurred from and after the Effective Time (excluding any management, administrative or overhead fees paid by Seller or its affiliates to EnerVest Operating, L.L.C. or its affiliates).  Seller shall be entitled to all revenues, production, proceeds, income, accounts receivable and products from or attributable to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all costs and expenses attributable to the Assets and incurred prior to the Effective Time.

(b)         The Purchase Price shall be, without duplication,

(i)          increased by the following amounts:

(1)         the aggregate amount of proceeds received by Buyer for which Seller would otherwise be entitled under Section 4(a) with respect to the Assets;

(2)         an amount equal to the market value of all hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory), in each case, that are, as of the Effective Time, (i) upstream of the pipeline connection or (ii) upstream of the sales meter, in each case, net of burdens;

(3)         the aggregate amount of all non-reimbursed costs and expenses which are attributable to the Assets during the period from and after the Effective Time and that have been paid by Seller;

(4)         the amount of all Asset Taxes allocable to Buyer pursuant to Section 19 but paid or otherwise economically borne by Seller;

(5)         the amount, if any, of imbalances in favor of Seller, multiplied by $2.35/Mcf, or, to the extent that applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time; and

(6)         any other upward adjustment provided for in this Agreement or mutually agreed upon by the Parties; and

(ii)         decreased by the following amounts:

(1)         the aggregate amount of proceeds received by Seller for which Buyer would otherwise be entitled under Section 4(a) with respect to the Assets;

(2)         the aggregate amount of all non-reimbursed costs and expenses which are attributable to the Assets during the period prior to the Effective Time and that have been paid by Buyer;

(3)         the amount of all Asset Taxes allocable to Seller pursuant to Section 19 but paid or otherwise economically borne by Buyer;

(4)         the amount, if any, of imbalances owing by Seller, multiplied by $2.35/Mcf, or, to the extent that applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Time;

(5)         an amount equal to all proceeds from sales of hydrocarbons relating to the Assets and payable to owners of working interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense as of the Closing;

(6)         subject to Section 11, the Title Defect Amount of any uncured Title Defects under Section 11(d)(i) and/or the Allocated Value of any excluded Title Defect Property (and associated Assets) under Section 11(d)(iii);

(7)         subject to Section 12, the Remediation Amount of any uncured Environmental Defects under Section 12(d)(i) and/or the Allocated Value of any excluded Environmental Defect Property (and associated Assets) under Section 12(d)(iii); and

(8)         any other downward adjustment provided for in this Agreement or mutually agreed upon by the Parties.

(c)         Not less than five (5) days prior to Closing, Seller shall deliver to Buyer a statement (the “Preliminary Settlement Statement”) setting forth, in reasonable detail, Seller’s estimate of the adjustments to the Purchase Price pursuant to this Section 4.  Not less than two (2) days prior to Closing, Buyer shall notify Seller if it disagrees with any item on such Preliminary Settlement Statement.  If the Parties cannot agree, the Purchase Price at Closing shall be based on the Preliminary Settlement Statement delivered by Seller and the final Purchase Price shall be determined pursuant to the final settlement statement (the “Final Settlement Statement”) which shall be prepared by Seller and delivered to Buyer within ninety (90) days following Closing.  After receipt of the proposed Final Settlement Statement from Seller, Buyer shall notify Seller of any disagreement that Buyer has with respect to the proposed Final Settlement Statement.  If Buyer does not notify Seller of any disagreement with respect to the proposed Final Settlement Statement within thirty (30) days of Buyer’s receipt of the proposed Final Settlement Statement, the proposed Final Settlement Statement will be deemed to be mutually agreed upon by the Parties and will be final and binding upon the Parties.  Seller and Buyer shall work in good faith to resolve any such disputes with respect to the Final Settlement Statement, and any disagreement between the Parties as to the Final Settlement Statement shall be decided by the Independent Expert referred to in Section 5 in Appendix I.

5.          Special Warranty of Title.  Notwithstanding any other provision contained herein to the contrary, Seller shall provide a special warranty of Defensible Title to the Assets in the Assignment by, through and under Seller, but not otherwise.  Buyer shall not be entitled to protection under such special warranty of Defensible Title to the Assets in the Assignment against any Title Defect asserted by Buyer or which Buyer failed to assert with respect to the Assets prior to the Defect Claim Date.  If Buyer provides written notice of a breach of such special warranty of Defensible Title to Seller, Seller shall have a reasonable opportunity to cure such breach.  In any event, the recovery on a breach of Seller’s special warranty under the Assignment shall not exceed the Allocated Value of the affected Asset.

6.          Disclaimers.

(A) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SECTION 14 AND WITH RESPECT TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY (OTHER THAN AS PROVIDED IN SECTION 14) FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY BUYER REPRESENTATIVE (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY A MEMBER OF THE SELLER GROUP).

(B) EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SECTION 14 AND WITH RESPECT TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF SECTION 6(A), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED BY ANY MEMBER OF THE SELLER GROUP, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION, MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY OR ON BEHALF OF SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY BUYER REPRESENTATIVE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SECTION 14 OR THE ASSIGNMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH

ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(C) EXCEPT AS AND TO THE LIMITED EXTENT SET FORTH IN SECTION 14(H), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS MATERIALS OR OTHER MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(D) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 6 ARE CONSPICUOUS DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

7.          Obligations.

(a)         From and after the Closing, but without limiting Buyer’s right to indemnification under Section 8, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including, without limitation, any and all obligations or liabilities relating to imbalances, suspense funds and plugging and abandonment obligations attributable to the Assets, Environmental Liabilities and all decommissioning liabilities, and including any and all Asset Taxes (all of said obligations and liabilities, herein being referred to as the “Assumed Obligations”).

(b)         “Specified Obligations” shall be all obligations and liabilities solely to the extent arising out of or related to (i) personal injury or death to the extent occurring prior to the Closing; (ii) any offsite disposal of hazardous materials generated by Seller and taken from the Assets to offsite locations occurring prior to the Closing; (iii) any and all income or franchise Taxes imposed by any applicable law on, or allocable to, Seller or any of its affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member; (iv) any and all Asset Taxes allocable to Seller pursuant to Section 19; (v) the employment relationship between Seller (or its affiliates) and any of their respective present or former employees or the termination of any such employment relationship prior to the Closing; (vi) any non-payment or mis-payment of royalties by Seller (or on behalf of Seller) with respect to the Assets attributable to periods prior to the Closing date; (vii) the Excluded Assets; and (viii) solely to the extent attributable to the Assets, any suits, actions, arbitration proceedings or other litigation set forth on Schedule 14(k).

8.          Indemnities.

(a)         Buyer shall be responsible for and indemnify, defend, release and hold harmless Seller, its current and former affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors and other representatives (the “Seller Group”) from and against any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements and deficiencies, including any attorneys’ fees, legal and other costs and expenses suffered or incurred therewith (collectively, “Damages”) caused by, arising out of or resulting from:

(i)          the Assumed Obligations;

(ii)         Buyer’s breach of any representation or warranty contained in this Agreement; and

(iii)       Buyer’s breach of, or default under, any of its covenants or obligations under this Agreement.

Buyer’s indemnity obligations set forth in this Section 8(a) shall survive the Closing of the transaction contemplated hereby without time limit.

(b)         Seller shall be responsible for and indemnify, defend, release and hold harmless Buyer, its current and former affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors and other representatives (the “Buyer Group”) from and against all Damages caused by, arising out of or resulting from:

(i)          the Specified Obligations;

(ii)         Seller’s breach of any representation or warranty contained in the Agreement; and

(iii)       Seller’s breach of, or default under, any of its covenants or obligations under this Agreement.

Seller’s indemnity obligations set forth in this Section 8(b) with respect to Seller’s breach of any representation or warranty contained in the Agreement or with respect to the Specified Obligations shall survive the Closing of the transaction contemplated hereby for a period of six (6) months from the Closing date and shall thereafter terminate and have no further force or effect; provided, however, any representation or warranty or Specified Obligation as to which a claim shall have been asserted prior to the six (6) month anniversary of the Closing date shall survive solely with respect to such claim until such claim and the indemnity with respect thereto are resolved.  Notwithstanding anything herein to the contrary, in no event shall Seller indemnify Buyer for (A) any individual claim with respect to Seller’s breach of any representation or warranty contained in the Agreement that does not exceed [***] Dollars ($[***]) (the “Indemnification Threshold”), (B) any claims with respect to Seller’s breach of any representation or warranty contained in the Agreement exceeding the Indemnification Threshold unless and until the aggregate amount of all indemnification claims (exceeding the Indemnification

Threshold) for which Seller is liable under this Agreement exceed [***] percent ([***]%) of the Purchase Price (the “Indemnity Deductible”) and then only to the extent such liabilities exceed the Indemnity Deductible, and (C) aggregate indemnification claims in excess of [***] percent ([***]) of the Purchase Price.  The limitations described in this paragraph will not apply to the extent of Seller’s breach of its representations under Section 14(a),  Section 14(b), or Section 14(i) or fraud on the part of the Seller; provided, however that Seller’s obligation to indemnify the Buyer for a breach of Seller’s representations and warranties contained in this Agreement, the Specified Obligations, and Seller’s breach of, or default under, any of its covenants or obligations under this Agreement shall be capped at the Purchase Price.

(C)        NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, FROM AND AFTER CLOSING, THIS SECTION 8 CONTAINS BUYER’S EXCLUSIVE REMEDY AGAINST SELLER AND ANY MEMBER OF THE SELLER GROUP WITH RESPECT TO BREACHES OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE PARTIES IN THIS AGREEMENT AND OTHERWISE WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ASSETS.  EXCEPT FOR THE REMEDIES SPECIFIED IN THIS SECTION 8, EFFECTIVE AS OF CLOSING, BUYER, ON ITS OWN BEHALF AND ON BEHALF OF THE BUYER GROUP HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER GROUP FROM ANY AND ALL PROCEEDINGS, CLAIMS AND DAMAGES WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, ABSOLUTE OR CONTINGENT, WHICH BUYER GROUP MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF THE ASSETS OR THE OWNERSHIP, USE OR OPERATION THEREOF PRIOR TO CLOSING, OR THE CONDITION, QUALITY, STATUS OR NATURE OF ANY OF THE ASSETS PRIOR TO CLOSING, INCLUDING BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER GROUP.

(d)         The indemnity of each Party provided in this Section 8 shall be for the benefit of and extend to each person included in the Seller Group and the Buyer Group, as applicable; provided, however, that any claim for indemnity under this Section 8 by any such person must be brought and administered by a Party to this Agreement (at such Party’s sole discretion).

(E)        THE PARTIES AGREE THAT ANY INDEMNITY, DEFENSE AND/OR RELEASE OBLIGATION ARISING UNDER THIS AGREEMENT SHALL APPLY WITHOUT REGARD TO THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE INDEMNIFIED PARTY, WHETHER ACTIVE, PASSIVE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY OR SOLE, OR ANY PRE-EXISTING CONDITION, ANY BREACH OF CONTRACT OR BREACH OF WARRANTY OR VIOLATION OF ANY LEGAL REQUIREMENT, EXCEPT TO THE EXTENT SUCH DAMAGES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL

MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY GROUP MEMBER THEREOF.  THE FOREGOING IS A SPECIFICALLY BARGAINED FOR ALLOCATION OF RISK AMONG THE PARTIES, WHICH THE PARTIES AGREE AND ACKNOWLEDGE SATISFIES ANY APPLICABLE EXPRESS NEGLIGENCE RULE AND/OR CONSPICUOUSNESS REQUIREMENT (OR SIMILAR RULES OR REQUIREMENTS) UNDER APPLICABLE LAW.

(F)         Payments by an indemnifying party in respect of any indemnified loss hereunder shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the indemnified party in respect of any such claim.  Each indemnified party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any losses.

9.          Due Diligence Review; Access to Files.  Buyer shall have until the Closing date to examine the Assets, production records, operational records and the Records, and Seller shall allow Buyer reasonable access to its files relating to the Assets and the Records in Seller’s possession at its offices and will use commercially reasonable efforts to provide Buyer a reasonable opportunity to inspect the Assets and the Records, in each case, during normal business hours following reasonable prior written notice.  Notwithstanding the provisions of this Section 9, Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable third parties.

10.        Specific Performance.   Prior to Closing, Seller and Buyer acknowledge that the remedies at law or in equity of Seller and Buyer for a breach or threatened breach of this Agreement may be inadequate and, in recognition of this fact, either Party, without posting any bond or the necessity or proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

11.        Title Defect Notices; Title Defect Adjustments.

(a)         Certain Title Defect Terms.  Appendix I is hereby incorporated by reference.

(b)         Title Defect Notices.  On or before 5:00 p.m., Central Time, on the date that is seven (7) days prior to the Closing date (the “Defect Claim Date”), Buyer shall deliver claim notices to Seller meeting the requirements of this Section 11 (collectively, the “Title Defect Notices,” and each individually, a “Title Defect Notice”) setting forth any matters that, in Buyer’s reasonable and good faith opinion, constitute Title Defects.  For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect or other title matter that Buyer fails to assert as a Title Defect in a sufficient Title Defect Notice received by Seller on or before the Closing date.  To be effective, each Title Defect Notice shall be in writing and shall include: (i) a description of the alleged Title Defect, (ii) identification of the individual Well (and any associated Assets) affected by the Title Defect (each such Asset, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations (with specific supporting detail) upon which Buyer’s belief is based.  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to provide Seller weekly written notice of all Title Defects discovered by Buyer, which notice may be supplemented on or prior to the Defect Claim Date.

(c)         Seller’s Right to Cure.  Notwithstanding anything to the contrary herein, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to the expiration of ninety (90) days following the Closing (the “Cure Period”), any Title Defects of which it has timely received a Title Defect Notice from Buyer.

(i)          If Seller elects to cure a Title Defect pursuant to Section 11(d)(ii) and Seller and Buyer mutually agree that a Title Defect with respect to a Transferred Title Defect Property has been cured, then within five (5) business days after such determination, Seller and Buyer shall execute and deliver all necessary documents to cause the amount withheld in the Defects Escrow (as defined in Section 11(d)(ii)) with respect thereto (and any interest earned thereon) to be released to Seller in accordance with the terms of the Escrow Agreement.  If Seller and Buyer mutually agree that a Title Defect with respect to a Transferred Title Defect Property has been partially cured, then Seller and Buyer shall reasonably agree upon the portion of the amount retained in the Defects Escrow with respect thereto (together with any interest earned thereon) that should be paid to Buyer to compensate it for the uncured portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to Seller (together with any interest earned thereon) in accordance with the terms of the Escrow Agreement.  If as of the 90th day following the Closing, Seller has been unable to cure, or has only partially cured, a Title Defect (and there is no dispute as to whether or not it has been cured or partially cured) with respect to a Transferred Title Defect Property, the amount withheld in the Defects Escrow with respect to the uncured portion thereof shall be released to Buyer, and the amount withheld in the Defects Escrow with respect to the cured portion thereof shall be released to Seller (in both cases, together with any interest earned thereon) and, in both cases, in accordance with the terms of the Escrow Agreement.  If by such 90th day following the Closing Seller and Buyer have not agreed whether there has been a satisfactory resolution of a Title Defect with respect to a Transferred Title Defect Property, then such disagreement shall be resolved as provided in Section 5 of Appendix I  (provided, the amount owed to Buyer and/or Seller shall be released from the Defects Escrow to the applicable Party (together with any interest earned thereon)). Seller and Buyer agree to jointly instruct the Escrow Agent to pay any applicable amounts in the Defects Escrow in accordance with this Section 11(c)(i).

(ii)         With respect to each Title Defect that has been fully cured in accordance with the provisions hereof after the Closing but prior to the expiration of the Cure Period, Seller and Buyer shall, within five (5) business days following Seller’s notice of cure, jointly instruct the Escrow Agent to pay any applicable amounts withheld in the Defects Escrow thereof to Seller.

(iii)       If a Title Defect Property is retained by Seller pursuant to Section 11(d)(iii) and Seller thereafter cures, during the Cure Period, the Title Defect for which such exclusion was made, then within five (5) business days after the expiration of the Cure Period, subject to any other provisions of this Agreement, such Title Defect Property (or portion thereof) that was previously excluded shall again be subject to the terms of this Agreement and Buyer shall pay to Seller an amount equal to the Allocated Value of such Title Defect Property (subject to the adjustments set forth in Section 4) and, contemporaneously with Buyer’s payment, Seller shall convey to Buyer such previously excluded Title Defect Property (or portion thereof) pursuant to an assignment instrument substantially in form and substance of Exhibit E.

(d)         Remedies for Title Defects.  Subject to (w) Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, (x) the Individual Title Defect Threshold, (y) the Aggregate Deductible, and (z) Seller’s ongoing right to cure any Title Defect under Section 11, whether before, at or after Closing, if any Title Defect timely asserted by Buyer in accordance with Section 11(b) is not cured by Closing, then in connection with the Closing, Seller shall, at its sole option and discretion, elect one of the following remedies for such Title Defect:

(i)          Convey the entirety of the Title Defect Property that is subject to such Title Defect, in which Seller has elected not to cure, to Buyer, together with all associated Assets, at Closing, and make an accompanying reduction to the Purchase Price in an amount determined pursuant to Appendix I as being the Title Defect Amount;

(ii)         Convey the entirety of the Title Defect Property that is subject to such Title Defect, in which Seller has elected to cure, to Buyer, together with all associated Assets, at Closing, and make a reduction to the Purchase Price in an amount determined pursuant to Appendix I as being the Title Defect Amount (or, if the Title Defect Amount is in dispute, Seller’s reasonable, good faith determination thereof) (the “Defects Escrow Amount”).  At the Closing, an amount equal to the Defects Escrow Amount shall be retained in the Escrow Account (or if the Defects Escrow Amount exceeds the balance of the Escrow Account, Buyer shall deliver the amount of such excess to the Escrow Agent at the Closing) (the Escrow Account, for such purposes, the “Defects Escrow”).  The Defects Escrow Amount with respect to any Title Defect Property will remain therein until released as provided in Section 11(c)(i), and any such Title Defect Property shall be referred to as a “Transferred Title Defect Property”;

(iii)       If the Title Defect Amount for such Title Defect equals or exceeds the Allocated Value of such Title Defect Property, subject to Seller’s right to cure in Section 11(c)(iii), retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets (in which case, such Assets shall become Excluded Assets hereunder), and reduce the Purchase Price by an amount equal to the Allocated Value of such Title Defect Property (and associated Assets that are so excluded); or

(iv)        Convey the entirety of the Title Defect Property that is subject to such Title Defect to Buyer and indemnify Buyer for six (6) months after the Closing date against all liability, up to the Allocated Value of the affected Title Defect Property, resulting from such Title Defect pursuant to an indemnity agreement prepared by the Parties in a form and substance reasonably acceptable to the Parties; provided, that Seller may not elect this remedy without Buyer’s written consent, which may be withheld in Buyer’s sole discretion.

(e)         Title Threshold and Deductible.  Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder or any claim for any breach of the special warranty of Defensible Title contained in the Assignment, for any individual Title Defect for which the Title Defect Amount applicable thereto does not exceed [***] Dollars ($[***]) per Title Defect Property (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder, including any claim for any breach of the special warranty of Defensible Title, for any Title Defect for which the Title Defect Amount applicable thereto exceeds the Individual Title Defect Threshold unless and until (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to (x) Title Defects cured by Seller, (y) Title Defect Properties retained by Seller pursuant to Section 11(d)(iii), and (z) Title Defects for which Seller will indemnify Buyer pursuant to Section 11(d)(iv)),  plus (2) the Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to (x) Environmental Defects cured or Remediated by Seller, (y) Environmental Defect Properties that are retained by Seller pursuant to Section 12(d)(iii), and (z) Environmental Defects for which Seller will indemnify Buyer pursuant to Section 12(d)(iv)), exceeds (B)  [***] percent ([***]%) of the unadjusted Purchase Price (the “Aggregate Deductible”), in which case Buyer shall be entitled to remedies for such Title Defects to the extent, but only to the extent, that the aggregate of such amounts are in excess of such Aggregate Deductible.

(F)         EXCLUSIVE REMEDY.  THE PROVISIONS OF SECTION 11(D) SHALL BE THE EXCLUSIVE RIGHT AND REMEDY OF BUYER WITH RESPECT TO ANY TITLE DEFECT OR OTHER TITLE MATTERS.  BUYER HEREBY EXPRESSLY WAIVES ANY AND ALL OTHER RIGHTS OR REMEDIES WITH RESPECT THERETO.

12.        Environmental Defects.

(a)         Certain Environmental Defect Terms.  Appendix II is hereby incorporated by reference.

(b)         Assertions of Environmental Defects.  On or before the Defect Claim Date, Buyer shall deliver claim notices to Seller meeting the requirements of this Section 12 (collectively, the “Environmental Defect Notices”, and each individually, an “Environmental Defect Notice”) setting forth any matters that constitute Environmental Defects.  For all purposes of this Agreement and notwithstanding anything herein to the contrary, the provisions of Section 12(d) and Section 14(h) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect or other environmental, health or safety matters and Buyer shall be deemed to have waived, and Seller shall have no liability for, any environmental, health or safety matters, including any Environmental Defect, that Buyer fails to assert as an Environmental Defect in a sufficient Environmental Defect Notice received by Seller on or before the Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing, and shall include (i) a description of the alleged Environmental Defect (including the applicable Environmental Law(s) violated thereby), (ii) identification of the Asset(s) affected by the alleged Environmental Defect (each such Asset, as applicable, an “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, (iv) supporting documents available to Buyer reasonably necessary for Seller to verify the existence of the alleged Environmental Defect, and (v) a calculation (with reasonable supporting detail) of the Remediation Amount that Buyer asserts is attributable to the alleged Environmental Defect.  To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to provide Seller weekly written notice of all Environmental Defects discovered by Buyer during the preceding period after the date the Agreement is signed and prior to delivery of such notice, which notice may be supplemented on or prior to the Defect Claim Date.  Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.

(c)         Seller’s Right to Cure.  Notwithstanding anything to the contrary herein, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate, at any time prior to the end of the Cure Period, any Environmental Defect of which it has timely received an Environmental Defect Notice from Buyer.  In the event that an Environmental Defect Property is retained by Seller pursuant to Section 12(d)(iii) and Seller thereafter Remediates, during the Cure Period, the Environmental Defect for which such exclusion was made, then within five (5) business days after the expiration of the Cure Period, subject to any other provisions of this Agreement that would require the exclusion of such Asset, such Environmental Defect Property (or portion thereof) that was previously excluded shall again be subject to the terms of this Agreement and Buyer shall pay to Seller an amount equal to the Allocated Value of such Environmental Defect Property (subject to the adjustments set forth in Section 4), and, contemporaneously with Buyer’s payment, Seller shall convey to Buyer such previously excluded Environmental Defect Property (or portion thereof) pursuant to an assignment instrument in form and substance of Exhibit E.

(d)         Remedies for Environmental Defects.  Subject to (w) Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, (x) the Individual Environmental Defect Threshold, (y) the Aggregate Deductible, and (z) Seller’s ongoing right to Remediate any Environmental Defect under Section 12(c), if any Environmental Defect timely asserted by Buyer in accordance with Section 12(b) is Remediated, then in connection with the Closing Seller shall, at its sole option and discretion, elect one or more of the following remedies for such Environmental Defect:

(i)          Seller will convey the entirety of the Environmental Defect Property that is subject to such Environmental Defect, in which Seller has not elected to cure, to Buyer, together with all associated Assets, at Closing, and make an accompanying reduction to the Purchase Price by the Remediation Amount for such Environmental Defect agreed to by the Parties or otherwise determined pursuant to Appendix II;

(ii)         Intentionally omitted;

(iii)       If the Remediation Amount for such Environmental Defect equals or exceeds the Allocated Value of such Environmental Defect Property, retain the entirety of the Environmental Defect Property that is subject to such Environmental Defect, together with all associated Assets (in which case, such Assets shall become Excluded Assets hereunder), and reduce the Purchase Price by an amount equal to the Allocated Value of such Environmental Defect Property and such associated Assets; or

(iv)        Seller will convey the entirety of the Environmental Defect Property that is subject to such Environmental Defect to Buyer, and indemnify Buyer for six (6) months after the Closing date against all liability, up to the lesser of the Allocated Value or the Remediation Amount of the affected Environmental Defect Property, resulting from such Environmental Defect pursuant to an indemnity agreement prepared by the Parties in a form and substance reasonably acceptable to the Parties provided, that Seller may not elect this remedy without Buyer’s written consent, which may be withheld in Buyer’s sole discretion.

If the option set forth in clause (i) above is selected, subject to Seller’s right to Remediate any Environmental Defect under Section 12(c), (x) Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect and all liabilities with respect thereto, and (y) Buyer’s obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations.  If Seller elects to attempt to Remediate any Environmental Defect pursuant to Section 12(c), Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws for the type of Remediation that Seller elects to undertake and Buyer, effective as of the Closing, to the extent necessary, hereby grants to Seller and its representatives access to (x) the Assets to conduct such Remediation and (y) any utilities located on the Assets in order to undertake such Remediation.

(e)         EXCLUSIVE REMEDY.  THE PROVISIONS OF SECTION 12(D) AND SECTION 14(H) SHALL BE THE EXCLUSIVE RIGHT AND REMEDY OF BUYER WITH RESPECT TO ANY ENVIRONMENTAL DEFECT OR OTHER ENVIRONMENTAL, HEALTH OR SAFETY MATTERS.  BUYER HEREBY EXPRESSLY WAIVES ANY AND ALL OTHER RIGHTS OR REMEDIES WITH RESPECT THERETO.

(f)         Environmental Threshold and Deductible.  Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any individual Environmental Defect for which the Remediation Amount applicable thereto does not exceed [***] Dollars ($[***]) (the “Individual Environmental Defect Threshold”) and (ii) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any Environmental Defect for which the Remediation Amount applicable thereto exceeds the Individual Environmental Defect Threshold unless and until (A) the sum of (1) the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to (x) Environmental Defects Remediated by Seller, (y) Environmental Defect Properties that are retained by Seller pursuant to Section 12(d)(iii), and (z) Environmental Defects for which Seller will indemnify Buyer pursuant to Section 12(d)(iv)), plus (2) the Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to (x) Title Defects cured by Seller, (y) Title Defect Properties retained by Seller pursuant to Section 11(d)(iii), and (z) Title Defects for which Seller will indemnify Buyer pursuant to Section 11(d)(iv)), exceeds (B) the Aggregate Deductible, in which case Buyer shall be entitled to remedies for such Environmental Defects only to the extent that the aggregate of such amounts are in excess of such Aggregate Deductible.

13.        NORM, Wastes and Other Substances.  Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets.  Equipment and sites included in the Assets may contain asbestos, naturally occurring radioactive material (“NORM”) or other hazardous materials.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms.  The Wells, materials and equipment located on the Lands or included in the Assets may contain NORM and other wastes or hazardous materials.  NORM containing material and/or other wastes or hazardous materials may have come in contact with various environmental media, including water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other hazardous materials from the Assets.  Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM on the Assets or the properties underlying the Assets.

14.        Seller’s Representations and Warranties.  Seller represents and warrants, as of the date of this Agreement and as of the Closing date that:

(a)         Seller is duly qualified to do business in each jurisdiction where the Assets are located.  This Agreement (and transactions contemplated hereunder) has been duly and validly authorized by all necessary limited partnership action on the part of Seller and constitutes the legal, valid and binding obligation of Seller.  This Agreement is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.  Neither the execution and delivery of this Agreement by Seller nor the consummation or performance of the transaction contemplated hereby by Seller shall (i) contravene, conflict with or result in a violation of any provision of the organizational or other governing documents of Seller, (ii) contravene, conflict with or result in a violation of any resolution adopted by the board of managers or members (or similar governing body) of Seller, (iii) contravene, conflict with or result in a violation of, or give any governmental authority or other person the right to challenge the transaction contemplated hereby, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any legal requirement or order to which Seller may be subject or (iv) result in a material default or an event that, with notice or lapse of time or both, would be a material default, breach or violation under any material term or provision of any Contract.

(b)         Seller has incurred no obligation, contingent or otherwise, for any brokers’, finders’, or consultants’ fees for which Buyer will be liable.

(c)         There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Sellers’ knowledge, threatened against Seller or any affiliate of Seller, and Seller is not insolvent or generally not paying its debts when they become due.

(d)         Except as set forth on Schedule 14(d), there are no preferential rights to purchase or consents to assignment in respect of the Assets that Seller will convey to the Buyer under this Agreement.

(e)         Except as set forth on Exhibit C, there are no Contracts that have a material effect on the ownership of the Assets.  Further, to Seller’s knowledge, (i) all Contracts set forth on Exhibit C are in full force and effect, and (ii) no Party is in material default or breach of any such Contract.

(f)         Except as set forth on Schedule 14(f), with respect to the Assets as of the Effective Time, there are no over-production or under-production or over-deliveries or under-deliveries with respect to hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.

(g)         Schedule 14(g) sets forth, as of the date of this Agreement, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than One Hundred Thousand Dollars ($100,000) (net to Seller’s interest) (the “AFEs”) relating to the Assets, and which are binding on the owner of the Assets following the Effective Time, to drill or rework any Wells or for other capital expenditures for which all of the activities anticipated in such AFEs have not been completed by the Effective Time.

(h)         Except as set forth on Schedule 14(h), (a) there are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened in writing, before any governmental body with respect to the Assets alleging material violations of, or material liabilities under, Environmental Laws, or claiming remediation obligations, (b)

Seller has received no notice from any governmental body or other person of any alleged or actual material violation or non-compliance with, or material liability under, any Environmental Law or of material non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Assets or the ownership thereof, and (c) to Seller’s knowledge, there is no uncured material violation by Seller of any Environmental Laws with respect to Seller’s ownership of the Assets.

(i)          Except as set forth on Schedule 14(i), with respect to all Taxes related to the Assets: (a) all reports, returns, statements (including estimated reports, returns or statements), and other similar filings (the “Tax Returns”) relating to the Assets required to be filed by Seller with respect to such Taxes have been timely filed with the appropriate governmental body in all jurisdictions in which such Tax Returns are required to be filed; (b) such Tax Returns are true and correct in all material respects, (c) all Taxes reported on such Tax Returns have been paid, except those being contested in good faith; (d) there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (e) there are no administrative proceedings or lawsuits pending against the Assets or Seller by any taxing authority; and (f) there are no Tax liens on any of the Assets except for Permitted Encumbrances.  None of the Assets is subject to any tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”).  For purposes of this Agreement, “Taxes” means any federal, state, county, local, foreign and other taxes, fees, imposts, levies, or other similar governmental changes in the nature of a tax, including deficiencies, interest, additions to tax and penalties with respect thereto.

(j)          Except as set forth on Schedule 14(j), there is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Lands by reason of condemnation or the threat of condemnation.

(k)         Except as set forth on Schedule 14(k), to Seller’s knowledge, there are no pending or threatened suits, actions, arbitration proceedings or other litigation involving the Assets.

To the extent that Seller has made any representations or warranties under Section 14(e),  Section 14(f),  Section 14(g),  Section 14(h),  Section 14(i), and Section 14(j) in connection with matters relating to any Assets which are not operated by Seller or its affiliates, each and every such representation and warranty shall be deemed to be qualified by the phrase, “to Seller’s knowledge.” Seller’s representations and warranties set forth in this Section 14 shall survive the Closing of the transaction contemplated hereby for a period of six (6) months from the Closing date and shall thereafter terminate and have no further force or effect except to the extent set forth in Section 8 (as to claims within six (6) months from the Closing date), and except for Section 14(a) which shall survive for the applicable statute of limitations and Section 14(b), which shall survive without time limit.

15.        Buyer’s Representations and Warranties.  Buyer represents and warrants that:

(a)         Buyer is duly qualified to do business in each jurisdiction where the Assets are located.  This Agreement (and transactions contemplated hereunder) has been duly and validly authorized by all necessary limited liability company action on the part of Buyer and constitutes the legal, valid and binding obligation of Buyer.

(b)         Buyer has incurred no obligation, contingent or otherwise, for any brokers’, finders’ or consultants’ fees for which Seller will be liable.

(c)         There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer, and Buyer is not insolvent or generally not paying its debts when they become due.

(d)         Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of the transaction contemplated hereby by Buyer shall (i) contravene, conflict with or result in a violation of any provision of the organizational or other governing documents of Buyer, (ii) contravene, conflict with or result in a violation of any resolution adopted by the board of managers or members (or similar governing body) of Buyer or (iii) contravene, conflict with or result in a violation of, or give any governmental authority or other person the right to challenge the transaction contemplated hereby, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any legal requirement or order to which Buyer may be subject.

(e)         There is no suit, action or litigation by any person by or before any governmental authority, and no arbitration proceedings, (in each case) pending, or to Buyer’s knowledge, threatened, against Buyer, that would have the effect of preventing, delaying, making illegal or otherwise interfering with Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(f)         Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to (i) deliver the amounts due at the Closing, (ii) take such actions as may be required to consummate the transaction contemplated hereby and (iii) timely pay and perform Buyer’s obligations under this Agreement.  Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

(g)         Buyer is an accredited investor, as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws.

(h)         Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making its decision to enter into this Agreement and to consummate the transaction contemplated hereby and thereby, except to the extent of Seller’s express representations and warranties in Section 14 and the special warranty of Defensible Title as set forth in the Assignment with respect to the Assets, Buyer has relied or shall rely on its own independent investigation and evaluation of the Assets, which investigation and evaluation was done by Buyer and its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation and evaluation and not on any factual representations or opinions of Seller or any representatives or consultants or advisors engaged by or otherwise purporting to represent Seller or any affiliate of Seller (except the specific representations and warranties of Seller set forth in Section 14 and the special warranty of Defensible Title in the Assignment with respect to the Assets).  Buyer hereby acknowledges that, other than the representations and warranties made in Section 14 and the special warranty of Defensible Title in the Assignment with respect to the Assets, neither Seller nor any representatives, consultants or advisors of Seller or its affiliates make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Assets.

Buyer’s warranties and representations set forth in this Section 15 shall survive without time limit.

16.        Seller’s Conditions to Close.  The obligations of Seller to consummate the transactions provided for herein is subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller, on or prior to the Closing of each of the following conditions precedent:

(a)         The representations and warranties of Buyer set forth in Section 15 shall be true and correct in all material respects as of the Closing (except with respect to the representations and warranties set forth in Section 15(a),  15(b) and 15(c) which shall be true in all respects) as though made on and as of the Closing.

(b)         Buyer shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing.

(c)         No material suit, action, or other proceeding instituted by any person (other than Seller or any affiliate of Seller) shall be pending before any governmental authority seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.  No order, award or judgment shall have been issued by any governmental authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement, and no law, statute, rule, regulation or other requirement has been promulgated or enacted and is in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.

(d)         An authorized officer of Buyer shall have executed and delivered (or be ready, willing and able to deliver at Closing) a certificate dated as of the Closing date certifying on behalf of Buyer that the conditions set forth in Section 16(a) and 16(b) have been fulfilled by Buyer.

(e)         Buyer shall have executed and delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items, including the adjusted Purchase Price, required to be delivered by Buyer under Section 18.

If the sum of all (i) Title Defect Amounts, (ii) Remediation Amounts, (iii) downward Purchase Price adjustments under Section 21(p) and (iv) downward Purchase Price adjustments under Section 21(q) exceeds [***] percent ([***]%) of the unadjusted Purchase Price, Buyer may, at its sole discretion, terminate this Agreement.

17.        Buyer’s Conditions to Close.  The obligations of Buyer to consummate the transactions provided for herein is subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to the Closing of each of the following conditions:

(a)         The representations and warranties of Seller set forth in Section 14 shall be true and correct in all material respects as of the Closing as though made on and as of the Closing, except for those breaches, if any, of such representations and warranties that in the aggregate would not have a material adverse effect.

(b)         Seller shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing.

(c)         No material suit, action, or other proceeding instituted by any person (other than Buyer or any affiliate of Buyer) shall be pending before any governmental authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.  No order, award or judgment shall have been issued by any governmental authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement, and no law has been promulgated or enacted and is in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.

(d)         An authorized officer of Seller shall have executed and delivered (or be ready, willing and able to deliver at Closing) a certificate dated as of the Closing date certifying on behalf of the Seller that the conditions set forth in Section 17(a) and 17(b) have been fulfilled by Seller.

(e)         Seller shall have executed and delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 18.

If the sum of all (i) Title Defect Amounts, (ii) Remediation Amounts, (iii) downward Purchase Price adjustments under Section 21(p) and (iv) downward Purchase Price adjustments under Section 21(q) exceeds [***] percent ([***]%) of the unadjusted Purchase Price, Seller may, at its sole discretion, terminate this Agreement.

18.        Closing.  Closing shall occur on August 29, 2019 (the “Closing”), or on such other date as Seller and Buyer may agree upon in writing.  For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or legal holiday on which banks located in Houston, Texas are open for business.  At Closing, (a) Buyer shall pay to

Seller the Purchase Price (as adjusted, if applicable, under Section 4 and reduced by the amount of the Deposit, including all interest earned thereon) via wire transfer of immediately available funds, (b) the Parties shall instruct the Escrow Agent to pay to Seller the amount (if any) by which the Deposit (and any interest earned thereon) exceeds the Defects Escrow Amount, (c) Seller will execute and deliver an assignment, conveyance and bill of sale covering the Assets in the form attached hereto as Exhibit E (the “Assignment”), together with any other instrument or document (e.g., Bureau of Indian Affairs or Bureau of Land Management assignment forms), (d) the Parties shall take such further actions as may be reasonably necessary to evidence and effectuate the transaction contemplated by this Agreement, (e) Seller shall prepare, with Buyer’s reasonable assistance and cooperation, for delivery to any operator of the Assets, letters in lieu of division orders, (f) Buyer shall obtain replacements for the bonds, letters of credit and guarantees necessary to terminate the obligations of Seller or its affiliates with respect to the Assets and Buyer shall provide evidence of the posting of such bonds or other securities with all applicable governmental authorities meeting the requirements of such authorities, (g) Seller will execute and deliver a recordable release in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by Seller or its affiliates affecting the Assets, and (h) Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller (or its regarded owner, if Seller is an entity disregarded as separate from its owner) is not a foreign person within the meaning of the Code, as amended, and Treasury Regulations promulgated thereunder.  The Closing shall be held at the offices of Seller, or at such other location or through such other methods as may be mutually agreed upon by Seller and Buyer.

19.        Taxes.

(a)         All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignment), conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer.  Buyer shall be responsible for, and shall bear and pay, all sales, use, transfer, stamp, registration and similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement (the “Transfer Taxes”).  Seller shall bear and pay, all ad valorem, property, excise, severance, production, sales, use and similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a government authority in connection with such Taxes) based upon ownership of the Assets or production of hydrocarbons or the receipt of proceeds therefrom (for the avoidance of doubt, excluding any Transfer Taxes) (collectively, the “Asset Taxes”) assessed with respect to the ownership of the Assets for (i) any period ending prior to the Effective Time, and (ii) with respect to any Tax period beginning before and ending after the Effective Time (a “Straddle Period”), the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs.  All Asset Taxes arising on or after the Effective Time (including all Asset Taxes for the portion of any Straddle Period beginning on the date on which the Effective Time occurs) shall be allocated to and borne by Buyer.  To the extent the actual amount of any Asset Taxes described in this Section 19 is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 4, as applicable, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of such adjustment.  Upon determination of the actual amount of Asset Taxes, payments will be made to the extent necessary to cause the appropriate Party to bear the Asset Taxes allocable to such Party under this Section 19 (without duplication of any amounts that were reflected as an adjustment to the Purchase Price).  For purposes of allocation between the Parties of Asset Taxes: (A) Asset Taxes that are attributable to the severance or production of hydrocarbons or otherwise imposed on a transactional basis (other than Asset Taxes described in clause (B) below) shall be allocated to the period in which the severance, production or other transaction giving rise to such Asset Taxes occurred; and (B) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis with respect to a Straddle Period shall be allocated pro rata per day between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs (which shall be Seller’s responsibility) and the portion of such Straddle Period beginning on the date on which the Effective Time occurs (which shall be Buyer’s responsibility).  For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the date on which the Effective Time occurs and the period beginning on the date on which the Effective Time occurs.

(b)         Other than with respect to Tax periods ending prior to the Effective Time (which shall be prepared by Seller), Buyer shall be responsible for filing with the appropriate governmental authorities all Tax Returns, in each case, for Asset Taxes that are required to be filed after the Closing and paying the Asset Taxes reflected on such Tax Returns, subject to Buyer’s right of reimbursement for any Asset Taxes for which Seller is responsible under Section 19(a), except to the extent such Asset Taxes were reflected as an adjustment to the Purchase Price.  Buyer shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable law.  Buyer shall provide Seller with a copy of any such Tax Return for Seller’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such taxable period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.  Buyer shall indemnify and hold Seller harmless for any failure to file such Tax Returns and to make such payments.

(c)         Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of any Tax Returns, state and federal regulatory reports, royalty payments including related deduction and any audit, litigation or other proceeding with respect to Taxes.

(d)         Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 19(a), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 19(a).  If a Party receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 19(d), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

(e)         Seller shall deliver to Buyer a schedule with an allocation of the Purchase Price (and any liabilities assumed by Buyer under this Agreement or other amounts that are treated as consideration for United States federal income Tax purposes) among the Assets in accordance with Section 1060 of the Code (the “Tax Allocation”) within ninety (90) days after the Closing date.  Seller and Buyer each agree to prepare, and to cause their respective affiliates to prepare all Tax Returns, including Form 8594 (Asset Acquisition Statement under Section 1060 of the Code), in a manner consistent with the Tax Allocation, as revised to take into account subsequent revisions by Seller as a result of adjustments to the Purchase Price, and the Parties shall not take any position inconsistent therewith on any Tax Return or in connection with any Tax audit, claim or similar proceeding unless required to do so by any applicable law after notice to and discussions with the other Party, or with such other Party’s prior consent; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such Tax Allocation.

20.        Termination.

(a)         Subject to Section 20(b), this Agreement may be terminated at any time prior to the consummation of the Closing upon the occurrence of any one or more of the following:

(i)          by mutual written agreement of Seller and Buyer;

(ii)         by Seller or Buyer if the other Party has materially breached this Agreement and such breach causes any of the conditions to close of the non-breaching Party set forth in Sections 16 and 17, respectively, not to be satisfied as of Closing; provided, however, that in the case of a breach that is capable of being cured, the breaching Party shall have until the earlier of (A) ten (10) days following notice of breach to attempt to cure the breach and (B) one (1) business day prior to the Outside Date;

(iii)       by Seller or Buyer, pursuant to the last paragraph of Section 16 or 17, respectively or Section 21(l); or

(iv)        by Seller or Buyer if the closing shall not have occurred on or before September 12, 2019 (the “Outside Date”);

provided, however, that neither Party shall have the right to terminate this Agreement pursuant to clause (ii) or (iv) if such Party is at such time in material breach of any provision of this Agreement.

(b)         Remedies.

(i)          If Seller has the right to terminate this Agreement pursuant to (A) Section 20(a)(ii) or (B) Section 20(a)(iv) in a situation where the conditions to closing set forth in Section 17 have been satisfied or waived in writing by Buyer (excluding conditions that by their terms, cannot be satisfied until the Closing), and Seller has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to the Closing, then Seller shall, as its sole and exclusive remedy, be entitled to (x) terminate this Agreement and cause the Parties to promptly instruct the Escrow Agent to pay the Deposit (plus any interest earned thereon) to Seller as liquidated damages, or (y) in lieu of terminating this Agreement, seek specific performance.  THE PARTIES RECOGNIZE THAT ACTUAL DAMAGES FOR BUYER’S BREACH WOULD BE DIFFICULT TO ASCERTAIN WITH REASONABLE CERTAINTY AND THAT THE DEPOSIT WOULD BE REASONABLE LIQUIDATED DAMAGES FOR SUCH BREACH.

(ii)         If Buyer has the right to terminate this Agreement pursuant to (A) Section 20(a)(ii) or (B) Section 20(a)(iv) in a situation where the conditions to Closing set forth in Section 16 have been satisfied or waived in writing by Seller (excluding conditions that by their terms, cannot be satisfied until the Closing), and Buyer has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to the Closing, then Buyer shall, as its sole and exclusive remedy, be entitled to (x) terminate this Agreement and cause the Parties to promptly instruct the Escrow Agent to pay the Deposit (plus any interest earned thereon) to Buyer, or (y) in lieu of terminating this Agreement, seek specific performance, it being specifically agreed that monetary damages will not be sufficient to compensate the Buyer.

(iii)       If this Agreement terminates for reasons other than those set forth in Section 20(b)(i) or Section 20(b)(ii), then (A) the Parties shall have no liability or obligation hereunder as a result of such termination, (B) the Parties shall promptly instruct the Escrow Agent to pay the Deposit (plus any interest earned thereon) to Buyer, and (C) Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any person without any restriction under this Agreement.  If Buyer first seeks specific performance under clause (ii), as applicable, but is unable to recover therefor from a court of competent jurisdiction, Buyer may thereafter elect to terminate this Agreement and cause the Parties to promptly instruct the Escrow Agent to pay the Deposit (plus any interest earned thereon) to Buyer.  The following provisions shall survive termination: Sections 9,  20(b),  21(d),  21(h) and 21(j).

21.        Miscellaneous.  The Parties further agree as follows:

(a)         Assignment.  Neither Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be withheld for any reason in the sole discretion of the non-assigning Party.

(b)         Governing Law; Venue; Jury Waiver.  This Agreement shall be governed and construed in accordance with the laws of the State of Texas, excluding any conflicts of law principles; provided,  however, that any matters related to real property shall be governed by the laws of the state in which the applicable real property is located.  Each of the Parties consent to the exercise of jurisdiction in personam by the United States Federal District Courts or State Courts located in Houston, Harris County, Texas.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE

TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

(c)         Amendment.  This Agreement may be amended only by written instrument executed by both Parties.

(d)         Confidentiality.  The Parties shall keep this Agreement and their negotiations with respect to the Assets strictly confidential and, without the prior written consent of the other Party, shall not disclose the same to any third person or Party other than to their respective affiliates and such Party’s and its affiliates’ respective officers, directors, managers, members, employees, agents, advisors, attorneys, consultants and representatives.  The Parties shall be entitled to disclose the terms of this Agreement with marketing companies with which the Parties have prior dedications covering the Lands and any holders of preferential rights to purchase or consents to assign rights that are triggered by this transaction.

(e)         Counterparts; Treatment as Original.  This Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original and all of which together shall constitute the same agreement, and any signature hereto delivered by a Party by facsimile or other electronic transmission (e.g., email) shall be deemed an original signature hereto for all purposes.

(f)         Knowledge.  Intentionally Omitted.

(g)         Press Release.  If any Party wishes to make a press release or other public announcement respecting this Agreement or the transactions hereby, such Party will provide the other Party with a draft of the press release or other public announcement for review at least one (1) business day prior to the time that such press release or other public announcement is to be made.  The Parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof.  Failure to agree or to provide comments back to the other Party within one (1) business day of receipt of the draft release or announcement will be deemed consent to the public disclosure of such press release or other public announcement and the content thereof, so long as the reviewing Party’s name is not included in the release or announcement.  Seller and Buyer shall each be liable for the compliance of their respective affiliates with the terms of this Section 21(g).  No Party shall issue a press release or other public announcement that includes the name of a non-releasing Party or its affiliates without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion).  Notwithstanding anything in this Section 21(g) to the contrary, nothing in this Section 21(g) shall prohibit any Party from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable law, or the rules of any stock exchange upon which such Party’s or such Party’s affiliate’s capital stock is traded; provided,  however, to the extent reasonably practicable, prior written notification shall be given to the other Party prior to any such announcement or statement.

(h)         Notices.  All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, if mailed by registered or certified mail, postage prepaid, delivered by recognized overnight courier service, to the address as set forth below:

SELLER

EV Properties, L.P.

1001 Fannin Street, Suite 750

Houston, Texas 77002

Attention: Michael E. Mercer

Email: mmercer@hvstog.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, Texas 77002

Attention: Rahul Vashi

E-mail: rahul.vashi@kirkland.com

BUYER

Bedrock Production, LLC

909 Fannin St., Suite 2150

Houston, Texas 77010

Attention: Will Todd

Email: will@bedrockep.com

(i)          Disclosures with Multiple Applicability; Materiality.  If any fact, condition, or matter disclosed by Seller on an Exhibit and/or Schedule applies to more than one (1) provision of this Agreement, a single disclosure of such fact, condition or matter on Seller’s Exhibits and/or Schedules shall constitute disclosure with respect to all provisions of this Agreement to which such fact, condition, or other matter applies, regardless of the provision of Seller’s Exhibits and/or Schedules in which such fact, condition or other matter is described to the extent that the applicability of such matter so referenced is reasonably apparent on the face of such included matter.

(j)          Limitation on Damages.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NO MEMBER OF BUYER GROUP OR SELLER GROUP SHALL BE ENTITLED TO (AND EACH SUCH MEMBER WAIVES) CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, OR DAMAGES FOR LOST PROFITS OF ANY KIND, IN CONNECTION WITH EITHER THIS AGREEMENT, THE ASSIGNMENT

DELIVERED AT CLOSING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(k)         Time.  Time is of the essence in this Agreement.  Without limiting the generality of the foregoing, this Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed herein.

(l)          Casualty Loss.  Notwithstanding anything herein to the contrary, from and after the execution of this Agreement, if Closing occurs, Buyer shall assume all risk of loss with respect to the depreciation of Assets due to ordinary wear and tear.  If, after the execution of the Agreement but prior to or on the Closing date, any portion of the Assets are destroyed by fire, explosion, hurricane, storm, weather events, earthquake, act of nature, civil unrest, or similar disorder, terrorist acts, war or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain by any governmental entity, whether or not fixed or repaired or in any way remediated (each a “Casualty Loss”), Buyer and Seller shall nevertheless be required to proceed with Closing.  Notwithstanding such Casualty Loss, in the event of any such Casualty Loss, at the Closing, Seller shall pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Assets, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, titles and interests of Seller in and to any claims, causes of action, unpaid proceeds or other payments from third parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking.  Notwithstanding anything to the contrary contained in this paragraph, if prior to the Closing, Assets having an aggregate Allocated Value constituting more than [***] percent ([***]%) of the Purchase Price are damaged or destroyed by fire or other casualty, or taken in condemnation or under the right of eminent domain, or proceedings for such purpose are pending or threatened, Buyer shall have the right to terminate this Agreement.

(m)        References and Rules of Construction.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby” and “hereunder,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “Dollars” shall be deemed references to United States Dollars.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.

(n)         No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, may only be made against the entities that are expressly identified as Parties hereto in their capacities as such and no other party shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith.  Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any non-Party to this Agreement.

(o)         Operation of Business.  Until Closing, Seller (a) will operate its business in the ordinary course consistent with past practices as a reasonably prudent operator, and (b) will not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)          expend any funds, or make any commitments to expend funds (including entering into new agreements which would obligate Seller or Buyer to expend funds), or otherwise incur any other obligations or liabilities, in connection with the ownership of the Assets after the Effective Time, other than routine expenses incurred in the normal operation of the existing wells on the Lands, except in the event of an emergency requiring immediate action to protect life or preserve the Assets;

(ii)         except where necessary to prevent termination of an oil and gas lease or other material agreement covering Seller’s interest in the Assets:

(1)         propose to or agree to the drilling of additional wells, or propose the deepening, of any existing wells;

(2)         propose or agree to the conducting of any other operations which require consent under the applicable operating agreement;

(3)         propose or agree to the conducting of any other operations other than the normal operation of the existing wells on the Lands; or

(4)         propose to or agree to the abandonment of any wells on the Lands;

Seller agrees that it will advise Buyer of any such proposals made by third parties and will not agree to any such proposal made by a third party unless the prior written consent of Buyer is obtained (which consent shall not be unreasonably withheld, delayed or conditioned);

(iii)       commit to any operation, or series of related operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of Two Hundred Fifty Thousand Dollars

($250,000.00), net to Seller’s working interest, or make any capital expenditures in excess of Two Hundred Fifty Thousand Dollars ($250,000.00), net to Seller’s working interest, or voluntarily terminate, materially amend or extend any material Contract;

(iv)        fail to maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force;

(v)         fail to use commercially reasonable efforts to maintain in full force and effect all Leases;

(vi)        fail to maintain all material governmental authorizations;

(vii)       transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any material Assets or material rights related thereto, except for sales and dispositions of hydrocarbon production and obsolete or worn out equipment made in the ordinary course of business consistent with past practices;

(viii)     commit to do any of the foregoing;

(ix)        without Buyer’s written consent, make any non-consent elections with respect to operations affecting any of the Assets; and

(x)         fail to promptly give Buyer notice of any written notice claiming any default or violation received or given by Seller under any Lease, contract or law affecting any Asset that would reasonably be expected to be material to the Assets, taken as a whole.

Buyer’s approval of any action restricted by this Section 21(o) shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary in writing during that period.  In the event of an emergency, Seller may take such action as a prudent non-operator would take and shall notify Buyer of such action promptly thereafter.  Buyer acknowledges that Seller may own an undivided interest in certain Assets and Buyer agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 21(o) nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 21(o).

(p)         Preferential Purchase Rights.  Seller shall, prior to the Closing date, provide all notices necessary to comply with or obtain the waiver of all preferential rights to purchase which are triggered by this transaction prior to the Closing date and in compliance with the contractual provisions applicable thereto.  To the extent any such preferential rights to purchase are exercised by any holders thereof, then the Asset(s) subject to such preferential rights to purchase shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Excluded Assets.  The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained.  On the Closing date, if the time period for exercising any preferential rights to purchase has not expired, but no notice of waiver (nor of the exercise of such preferential rights to purchase) has been received from the holder thereof, then the Asset(s) subject to such preferential rights to purchase shall be included in the Assets sold to Buyer at the Closing, with no adjustment to the Purchase Price.  After the Closing, if the holder of such preferential rights to purchase exercises the preferential rights to purchase, then Buyer shall convey the affected Asset(s) to such party, and shall receive the consideration for such affected Asset(s) directly from such party.  If any holder of a preferential right to purchase initially elects to exercise that preferential right to purchase, but after the Closing date, refuses to consummate the purchase of the affected Asset(s), then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the transactions contemplated by this Agreement, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 4), and the closing of such transaction shall take place on a date reasonably designated by Seller not more than one hundred eighty (180) days after the Closing date.  If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the transactions contemplated hereby, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

(q)         Consents.  Seller shall, prior to the Closing date, provide all notices required to comply with or obtain all consents in compliance with the contractual provisions applicable thereto required for the transfer of the Assets.

(i)          If Seller fails to obtain any consent necessary for the transfer of any Asset to Buyer, Seller’s failure shall be handled as follows:

(1)         If the consent is not a consent with respect to which (a) there is a provision within the applicable instrument that such consent may be withheld in the sole and absolute discretion of the holder, or (b) there is provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes termination of the applicable Assets to be assigned (any consent in the foregoing clauses (a) or (b), a “Required Consent”); provided that, for the avoidance of doubt, “Required Consent” does not include any consent, which, by its terms, cannot be unreasonably withheld, (unless clause (b) of the preceding sentence applies), and has not been denied in writing, then the affected Assets shall nevertheless be conveyed at the Closing as part of the Assets.  Any Damages that arise due to the failure to obtain such consent shall be borne by Buyer.

(2)         If the consent is a Required Consent or a consent that has been denied in writing, the Purchase Price shall be adjusted downward by the Allocated Value of the affected Assets (which affected Assets shall include all Leases and Wells affected by the Contract or Lease for which a consent is refused or unobtained), and the affected Assets shall be treated as Excluded Assets.

(ii)         Notwithstanding the provisions of Section 21(q)(i), if Seller obtains a consent described in Section 21(q)(i) within one hundred eighty (180) days after the Closing, then Seller shall promptly deliver conveyances of the affected Asset(s) to Buyer and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Seller (subject to the adjustments set forth in Section 4).

(r)        Tag-Along Rights.  Buyer acknowledges and agrees that certain of the Assets may be subject to certain tag-along rights in favor of EnerVest Energy Institutional Co-Investment XII-1A, L.P., a Delaware limited partnership (“EnerVest Fund 1A”) and EnerVest Energy Institutional Fund XII-WIB, L.P., a Delaware limited partnership (“EnerVest Fund B”, and together with EnerVest Fund 1A, each an “EnerVest Entity” and collectively, “EnerVest”), which apply to the transactions contemplated hereunder as provided in that certain letter agreement by and among Seller and EnerVest, dated April 9, 2019 (the “EnerVest Letter Agreement”).  Therefore, within five (5) business days after the date this Agreement is signed, Seller shall notify EnerVest in writing of the transactions contemplated by this Agreement in a “Tag-Along Notice” in compliance with the EnerVest Letter Agreement, and each EnerVest Entity shall have ten (10) business days after its receipt of such notice to elect whether to exercise such tag-along right to sell its interest in the properties conveyed pursuant to this Agreement (the “Tag-Along Right Properties”).  In accordance with the EnerVest Letter Agreement, the Tag-Along Notice shall state that the amount and type of consideration that would be allocated to purchase the Tag-Along Right Properties, as provided below.

In the event one or both EnerVest Entities elects to exercise its tag-along right to sell its interest in the Tag-Along Right Properties, each such EnerVest Entity will enter into a separate agreement with Buyer in substantially the same form of this Agreement and will sell all, but not less than all, of its interest in the Tag-Along Right Properties to Buyer on substantially the same terms and conditions as set forth in this Agreement, subject to the adjustments described below.

In the event any EnerVest Entity does not timely elect to exercise such tag-along right to sell and does not timely enter into a separate agreement with Buyer in substantially the same form of this Agreement, the tag-along right in favor of such EnerVest Entity shall no longer apply to the transactions contemplated hereunder.

The amount and type of consideration that would be allocated to purchase the interest of each EnerVest Entity shall be determined by (i) adjusting the Allocated Values in such separate agreements so as to be proportionately reduced based on the NRI and working interests (taking into account all associated burdens) represented by such EnerVest Entity in the Tag-Along Right Properties, relative to the relevant NRI and working interests (taking into account all associated burdens) represented by Seller (taking into account the Allocated Values under this Agreement) and (ii) calculating the total Purchase Price in such separate agreements as the sum of such adjusted Allocated Values.  The Deposit, the Individual Title Defect Threshold, and the Individual Environmental Defect Threshold shall also be proportionately reduced on the same basis in such separate agreement(s).

(s)         Future Cooperation.  Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to consummate the transactions contemplated by this Agreement.

*       *       *       *       *

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of July 29, 2019.

SELLER

EV PROPERTIES, L.P.

By:	EV Properties GP, LLC, its general partner

By:	/s/ MICHAEL E. MERCER
Name:	Michael E. Mercer
Title:	President and Chief Executive Officer

BUYER

BEDROCK PRODUCTION, LLC

By:	/s/ WILL TODD
Name:	Will Todd
Title:	Executive Vice President - Business Development and Finance

Signature Page to Purchase and Sale Agreement

APPENDIX I

1.          Defensible Title.  “Defensible Title” shall mean title of Seller as of the Effective Time that, subject to Permitted Encumbrances:

(a)         with respect to the currently producing formation of each Well shown in Exhibit B, entitles Seller to receive not less than the NRI shown in Exhibit B, for such Well, except for (1) decreases in connection with those operations in which Seller may from and after the execution of the Agreement elect to be a non-consenting co-owner (2) decreases resulting from the establishment or amendment of pools or units, (3) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries, (4) decreases resulting from actions by Buyer, (5) decreases resulting from any reversion of interest to a co-owner with respect to operations in which such co-owner, after the Effective Time, elects not to consent, or prior to the Effective Time, elected not to consent, and (6) as otherwise stated in Exhibit B;

(b)         with respect to the currently producing formation of each Well shown in Exhibit B, obligates Seller to bear a percentage of the costs and expenses for the development and maintenance of, and operations relating to, such Well of not more than the working interest shown in Exhibit B for such Well except (1) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Effective Time under applicable operating agreements, (2) increases to the extent that such increases are accompanied by a proportionate (or greater than proportionate) increase in Seller’s NRI with respect to such Well, (3) increases resulting from actions by Buyer, (4) increases resulting from the establishment or amendment of pools or units and (5) as otherwise stated in Exhibit B; and

(c)         with respect to each Asset, is free and clear of all encumbrances.

2.          Net Revenue Interest.    “NRI” shall mean with respect to a Well, the decimal interest of Seller in and to all production of hydrocarbons produced and saved or sold from or allocated to such Well (limited to the currently producing formation of such Well), after giving effect to all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens upon, measurable or payable out of production therefrom.

3.          Permitted Encumbrances.  “Permitted Encumbrances” shall include:

(a)         the terms and conditions of all Contracts, Leases (including with respect to (x) any Leases that have expired, or will expire, pursuant to their express terms, and (y) any portions of any Leases that are lost as the result of any vertical or horizontal “Pugh clauses” or other similar provisions contained therein) and burdens if the net cumulative effect of such Contracts, Leases and burdens does not operate to:  (i)  reduce the NRI of Seller with respect to any Well to an amount less than the NRI set forth in Exhibit B; or (ii)  obligate Seller to bear a working interest with respect to any Well in an amount greater than the working interest set forth in Exhibit B for such Well (unless the NRI for such Well is greater than the NRI set forth in Exhibit B in the same (or greater) proportion as any increase in such working interest);

(b)         preferential rights to purchase and any consents (including customary post-Closing consents), and any required notices to, or filings with, governmental authorities in connection with the consummation of the transactions contemplated by this Agreement;

(c)         liens for Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith;

(d)         conventional rights of reassignment upon final intention to abandon or release the Assets, or any of them;

(e)         such Title Defects as Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement;

(f)         all applicable permits and laws and all rights reserved to or vested in any governmental authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any Asset; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Asset to any governmental authority with respect to any franchise, grant, license or permit;

(g)         rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;

(h)         easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other similar rights for the purpose of surface or other operations, facilities, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and other like purposes, or for the joint or common use of the lands, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;

(i)          vendors’, carriers’, warehousemens’, repairmens’, mechanics’, workmens’, materialmens’, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(j)          liens created under Leases, permits, easements, rights-of-way or Contracts, or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

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(k)         any encumbrance affecting the Assets that is discharged by Seller at or prior to Closing or has been cured or remedied by applicable statutes of limitation or statutes of prescription;

(l)          any matters set forth in Exhibit A,  Exhibit B,  Exhibit C or Exhibit D;

(m)        calls on production under existing Contracts that can be terminated upon not more than sixty (60) days’ notice;

(n)         limitations (including drilling and operating limitations) imposed on the Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal, utility and timber owners);

(o)         all depth restrictions or limitations applicable to any Asset set forth in Exhibit B or contained in any Leases, permits, easements, rights-of-way or Contracts;

(p)         zoning and planning ordinances and municipal regulations;

(q)         defects in the chain of title consisting of the failure to recite marital status in a document or the omissions of (i) affidavits or similar instruments reflecting heirship or (ii) estate proceedings;

(r)         defects arising out of lack of survey, unless a survey is expressly required by applicable laws;

(s)         defects arising out of lack of corporate or other entity authorization in the public records, unless Buyer provides affirmative evidence that such corporate or other entity action results in another person’s actual and superior claim of title to the relevant Asset;

(t)          defects based on a gap in Seller’s chain of title to any Asset in the applicable federal, state or county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

(u)         defects based upon the failure to record any right-of-way included in the Assets or any assignments of interests in such rights-of-way included in the Assets in any applicable county records, unless such failure has resulted in another person’s actual and superior claim of title to the relevant Asset;

(v)         any encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;

(w)        defects arising from Leases failing to have pooling provisions;

(x)         defects arising from any change in laws after the Effective Time, including changes that would raise the minimum landowner royalty;

(y)         defects that affect only which person has the right to receive royalty payments (rather than the amount of the proper payment of such royalty payment);

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(z)         defects arising from any encumbrance created by a mineral owner, which has not been subordinated to the lessee’s interest, unless such encumbrance is a mortgage that is in default or under which foreclosure proceedings are pending or threatened;

(aa)       defects based solely on: (i) lack of information in Seller’s files, (ii) references to an unrecorded document to which neither Seller nor any affiliate of Seller is a party, if such document is not in Seller’s files, or (iii) any Tax assessment, Tax payment or similar records or the absence of such activities or records;

(bb)       defects arising from any prior oil and gas lease relating to the Lands not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and has resulted in another person’s actual and superior claim of title to the relevant Well;

(cc)       all defects or irregularities resulting from the failure to record releases, encumbrances or production payments that have expired on their own terms;

(dd)       any maintenance of uniform interest provision;

(ee)       any matter that would not constitute a Title Defect under the terms of this Agreement;

(ff)        all other encumbrances, instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate do not:  (i)  reduce the NRI of Seller with respect to any Well to an amount less than the NRI set forth in Exhibit B; or (ii) obligate Seller to bear a working interest with respect to any Well in an amount greater than the working interest set forth in Exhibit B for such Well (unless the NRI for such Well is greater than the NRI set forth in Exhibit B in the same (or greater) proportion as any increase in such working interest); and

(gg)       any liens, obligations, defects, irregularities or other encumbrances affecting the Assets that would be customarily waived or accepted by an ordinary prudent operator or company experienced in the acquisition or divestiture of producing oil and gas properties.

4.          Title Defects; Title Defect Amounts.

(a)         A “Title Defect” shall mean any encumbrance that causes Seller not to have Defensible Title in and to any Asset; provided that Permitted Encumbrances shall not be considered Title Defects.

(b)         The “Title Defect Amount” resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect determined in accordance with the following:

(i)          If the Title Defect is a deficiency in NRI, the Title Defect Amount shall be equal to the product of (A) the Allocated Value of the affected Asset, multiplied by, (B) a fraction, (1) the numerator of which is the difference between Seller’s actual NRI and the NRI set forth on Exhibit B for the

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Title Defect Property, and (2) the denominator of which is the NRI set forth on Exhibit B for such Title Defect Property;

(ii)         If the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the affected Asset; and

(iii)       If the Title Defect is not of the type described in subsection 4(b)(i) or 4(b)(ii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the reasonably anticipated cost to cure the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property and such other reasonable factors as are necessary to make a proper evaluation.  The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder.

(iv)        Notwithstanding anything to the contrary in this Appendix I Section 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property (whether related to an adjustment to the Purchase Price or any other remedy provided by Seller hereunder or any claim for any breach of the special warranty of Defensible Title contained in the Assignment) shall not exceed (A) the reasonable cost and expense of curing such Title Defect (if such Title Defect is reasonably capable of being cured) or (B) the Allocated Value of such Title Defect Property.

5.          Independent Expert.

(a)         Any disputes regarding Title Defects, Environmental Defects, Title Defect Amount, Remediation Amount, appropriate cure of any Title Defect or Remediation of any Environmental Defect, or the Final Settlement Statement or other accounting matters that are not resolved within one hundred fifty (150) days following Closing may be submitted by a Party, with written notice to the other Party, to an independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute.  The Independent Expert shall be selected by Buyer and Seller (acting reasonably and in good faith) within fifteen (15) days following the effective date of said notice.  The Independent Expert must (a) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s affiliate within the preceding five (5)-year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Independent Expert in the process of resolving such dispute.  For any title matter, the Independent Expert must have not less than ten (10) years’ experience as a lawyer with experience in oil and gas titles involving properties in the same geographic region in which the Assets are located.  For any environmental matter, the Independent Expert must have not less than ten (10) years’ experience in environmental matters involving oil and gas properties in the same geographic region in which the Assets are located.  If disputes exist with

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respect to both title and environmental matters, the Parties will conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Independent Experts.  For any Final Settlement Statement or accounting matter, the Independent Expert shall be the Houston, Texas office of the American Arbitration Association.

(b)         If Buyer and Seller fail to select an Independent Expert within the fifteen (15) day period referred to in Appendix I Section 5(a) above, within three (3) days thereafter, each of Buyer and Seller shall choose an Independent Expert meeting the qualifications set forth above, and such experts shall promptly choose a third Independent Expert (meeting the qualifications provided for herein) who alone shall resolve the disputes between Buyer and Seller.  Buyer and Seller shall each bear its own costs and expenses incurred in connection with any such proceeding and one-half (1/2) of the costs and expenses of the Independent Expert.

(c)         Disputes to be resolved by an Independent Expert shall be resolved in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent such rules do not conflict with the terms of Appendix I and Appendix II, mutually agreed procedures and rules and, failing such agreement, in accordance with the rules and procedures for non-administered arbitration set forth in the commercial arbitration rules of the American Arbitration Association.  The decision and award of the Independent Expert shall be binding upon the Parties and final and non-appealable to the maximum extent permitted by law and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(d)         Within five (5) business days following the receipt by either Party of written notice of a dispute, the Parties will exchange their written description of the proposed resolution of the disputed matters.  Provided that no resolution has been reached, within five (5) business days following the selection of the Independent Expert, the Parties shall submit to the Independent Expert the following: (i) this Agreement, (ii) Buyer’s written description of the proposed resolution of the disputed matters, together with any relevant supporting materials, (iii) Seller’s written description of the proposed resolution of the disputed matters, together with any relevant supporting materials, and (iv) the written notice of the dispute.

(e)         The Independent Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials (the “Independent Expert Decision”).  The Independent Expert Decision with respect to the disputed matters shall be limited to the selection of the single proposal for the resolution of the aggregate disputed matters proposed by a Party that best reflects the terms and provisions of this Agreement (i.e., the Independent Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate disputed matters).

(f)         The Independent Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award damages, interest, or penalties to either Party with respect to any matter.

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(g)         All proceedings under Appendix I Section 5(a) above shall be conducted in Harris County, Texas.

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APPENDIX II

1.    Environmental Condition.  “Environmental Condition” shall mean a condition that causes an Asset (or Seller with respect to an Asset) not to be in compliance with an Environmental Law.  For the avoidance of doubt, (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned, in each case, shall not form the basis of an Environmental Condition, (b) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition, (c) all losses, obligations and liabilities for plugging, decommissioning, removal of equipment, abandonment and restoration obligations of the Assets that arise by contract, lease terms, Environmental Laws or requested by any governmental authority shall not form the basis of an Environmental Condition, (d) any condition, contamination, liability, loss, cost, expense or claim related to NORM or asbestos shall not form the basis of an Environmental Condition, and (e) except with respect to personal property (i) that causes or has caused contamination of soil, surface water or groundwater or (ii) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.

2.    Environmental Defect.  “Environmental Defect” shall mean an Environmental Condition existing as of the Effective Time with respect to a Lease or Well.

3.    Environmental Laws. “Environmental Laws” shall mean any applicable law (including common law), rule or regulation relating to the protection of the environment.

4.    Environmental Liabilities.  “Environmental Liabilities” shall mean all costs, damages, expenses, liabilities, obligations and other responsibilities arising from or under Environmental Laws, third party claims relating to the environment, or any other matter related to the environment and/or the condition of the Assets and which, in each case, relate to the Assets or the past, current or future ownership or operation of the same.

5.    Remediation.  “Remediation” shall mean, with respect to any Environmental Condition, the implementation and completion of the minimum remedial or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

6.    Remediation Amount.  “Remediation Amount” shall mean, with respect to any Environmental Condition asserted in relation to an Environmental Defect Notice, the cost (net to Seller’s interest in the Assets) of the lowest cost Remediation of such Environmental Condition that is reasonably effective and available and in minimum compliance with Environmental Laws; provided, however, that “Remediation Amount” shall not include (a) the costs of Buyer’s employees, or, if Seller is conducting the Remediation, Buyer’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Condition, (c) overhead costs of Buyer and/or its affiliates, or (d) any expenses relating to the assessment, remediation or other corrective actions of any asbestos, asbestos-containing materials or NORM.  The lowest cost Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws.  Notwithstanding anything to the contrary in this Agreement, the aggregate Remediation Amounts attributable to the effects of all Environmental Defects upon any Environmental Defect Property shall not exceed the Allocated Value of such Environmental Defect Property.

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